                                                                      EXHIBIT 12

                        RATIO EARNINGS TO FIXED CHARGES
                               PREMIER PARKS INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
   FOR EACH OF THE YEARS IN THE 5-YEAR PERIOD ENDED DECEMBER 31, 1995 AND FOR
               THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

          COMPUTATION OF RATIO OF PRO FORMA EARNINGS TO FIXED CHARGES

     YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)
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
                                                                                                    PRO FORMA
                                                                                            -------------------------
                                                                                                            NINE
                                                                                                        MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------------  SEPTEMBER 30,
                                       1991       1992       1993       1994       1995       1995          1996
                                     ---------  ---------  ---------  ---------  ---------  ---------  --------------
EARNINGS:
Income (loss) from continuing
  operations.......................       (118)    (1,735)     1,354        102     (1,045)     4,997        15,903
Income tax expense (benefit).......     --            426         91         68       (762)     3,690        10,872
Interest expense, net..............        858      1,413      1,438      2,299      5,578     15,718        11,121
Equity in loss of affiliated
  partnership......................        176        122        142         83         69         69            60
Minority interest in earnings......        223        270     --         --         --         --            --
1/3 of rental expense..............          5         23         23        107        183        690           561
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
Adjusted earnings (loss)...........      1,144        519      3,048      2,659      4,023     25,164        38,517
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
FIXED CHARGES:
Interest expense, net..............        858      1,413      1,438      2,299      5,578     15,718        11,121
Preferred stock dividends..........     --         --         --         --            529     --            --
Increase in preferred stock
  dividends for pretax earnings
  required to cover such dividends
  at 40% estimated rate............     --         --         --         --            353     --            --
1/3 of rental expense..............          5         23         23        107        183        690           561
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
Total fixed charges................        863      1,436      1,461      2,406      6,643     16,408        11,682
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
Ratio of earnings to fixed
  charges/combined fixed charges
  and preferred stock dividend.....        1.3        0.4        2.1        1.1        0.6        1.5           3.3
                                     ---------  ---------  ---------  ---------  ---------  ---------       -------
Deficiency.........................             $     917                        $   2,620

                                          NINE             NINE
                                      MONTHS ENDED     MONTHS ENDED
                                      SEPTEMBER 30,   SEPTEMBER 30,
                                          1995             1996
                                     ---------------  --------------
EARNINGS:
Income (loss) from continuing
  operations.......................         3,956           10,512
Income tax expense (benefit).......         2,563            7,020
Interest expense, net..............         3,101            7,657
Equity in loss of affiliated
  partnership......................            50               60
Minority interest in earnings......        --               --
1/3 of rental expense..............           167              191
                                           ------          -------
Adjusted earnings (loss)...........         9,837           25,440
                                           ------          -------
                                           ------          -------
FIXED CHARGES:
Interest expense, net..............         3,101            7,657
Preferred stock dividends..........           176              603
Increase in preferred stock
  dividends for pretax earnings
  required to cover such dividends
  at 40% estimated rate............           117              402
1/3 of rental expense..............           167              191
                                           ------          -------
Total fixed charges................         3,561            8,853
                                           ------          -------
                                           ------          -------
Ratio of earnings to fixed
  charges/combined fixed charges
  and preferred stock dividend.....           2.8              2.9
                                           ------          -------
Deficiency.........................
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